As filed with the Securities and Exchange Commission on November 5, 2004.
                                               Registration Statement 333-119642
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                   TO FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                 --------------

                            PATIENT INFOSYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                   16-1476509
-------------------------                   ---------------------------
(State or other jurisdiction           (I.R.S. Employer Identification No.)
 of incorporation or organization)

46 Prince Street, Rochester, New York                  14607
-------------------------------------------            -----
(Address of principal executive offices)             (Zip Code)

                   PATIENT INFOSYSTEMS, INC. STOCK OPTION PLAN
                            (Full title of the plan)

                          Mr. Roger Louis Chaufournier
                      President and Chief Executive Officer
                                46 Prince Street
                            Rochester, New York 14607
                     (Name and address of agent for service)

                                 (716) 242-7200
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                             Jeffrey A. Baumel, Esq.
                            McCarter & English, LLP.
                               Four Gateway Center
                                100 Mulberry St.
                            Newark, New Jersey 07102
                                 (973) 639-5904

================================================================================

                                EXPLANATORY NOTE

     This Post-Effective Amendment No. 1 to Registration Statement No. 333-119642 contains the form of re-offer prospectus to be used by the recipient of a warrant to purchase 50,000 shares of the Registrant's common stock and certain participants in the Patient Infosystems, Inc. Stock Option Plan (the "Plan") in order to permit such persons to sell or otherwise dispose of the Registrant's common stock received upon exercise of such warrant or options received under the Plan.

Prospectus

                            PATIENT INFOSYSTEMS, INC.

                        3,360,000 Shares of Common Stock

     This prospectus relates to the reoffer and resale by certain selling stockholders of shares of our common stock that were issued or may be issued by us to the selling stockholders upon the exercise of stock options granted under the Patient Infosystems, Inc. Stock Option Plan or upon the exercise of an outstanding warrant to purchase 50,000 shares of our common stock. We will not receive any of the proceeds from such resales, except for the exercise price in connection with the exercise of options or the warrant.

     The selling stockholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the OTC Bulletin Board, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." We will bear all expenses in connection with the preparation of this prospectus.

     Our common stock is currently listed on the OTC Bulletin Board under the symbol "PATY." On November 4, 2004, the last reported sale price of our common stock on the OTC Bulletin Board was $2.20 per share.


     Investing in our common stock involves risks. Please read the "Risk Factors" section beginning on page 2 to read about certain risks that you should consider before purchasing shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.














                 The date of this Prospectus is November 5, 2004

                                     SUMMARY

Our Company

     We are a health management solutions company which primarily engages in integrating clinical expertise with advanced Internet, call center and data management capabilities. We have evolved to offer a comprehensive portfolio of products and services designed to improve patient clinical outcomes and quality of life, reduce healthcare costs and facilitate patient-provider-payor communication. These products are now marketed under the label Care Team Connect for Health. On December 31, 2003, we acquired the assets and assumed the liabilities of American Caresource Corporation. We placed the operational assets and liabilities into a wholly-owned subsidiary, American Caresource Holdings.

     Our principal executive offices are located at 46 Prince Street, Rochester, New York 14607 and our telephone number is (585) 242-7200. We are incorporated under the laws of Delaware. Our Internet address is www.ptisys.com. The information on our web site is not incorporated by reference into, and does not constitute part of, this prospectus.

Recent Developments

     On September 22, 2004, we acquired all of the outstanding capital stock of CBCA Care Management, Inc. The purchase price for the acquisition was $7.1 million in cash, subject to adjustment. The acquisition was funded through an increase of $4 million to an existing line of credit from Wells Fargo Bank, N.A. The entire $7 million line of credit was extended an additional 12 months to July 2006. The variable interest rate is currently 3.75%. The line of credit was guaranteed by John Pappajohn and Derace Schaffer, members of the board of directors, who received warrants to purchase 700,000 and 100,000 shares of our common stock, respectively, for $1.86 per share in consideration of their agreement to provide the guarantees for the additional $4 million. John Pappajohn and Derace Schaffer also received warrants to purchase 116,667 and 83,333 shares of our common stock, respectively, for $1.86 per share in consideration of their agreement to provide the guarantees for the extended term of the line of credit.

The Offering

Shares of           This  prospectus  relates  to the  reoffer  by  the  selling
Common Stock        stockholders  of shares of our common stock,  which they may
Offered             acquire upon the exercise of options  issued or to be issued under our Stock Option Plan or upon exercise of a warrant to purchase 50,000 shares of our common stock.

Use of Proceeds     We will not receive any proceeds from the sale of the common stock offered by the selling stockholders. However, we will receive the exercise price paid by selling stockholders upon the exercise of options or the warrant. We will use such funds for working capital and general corporate purposes.

OTC Bulletin        PATY
Board Symbol

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors, in addition to the other information contained in this prospectus, in connection with an investment in our common stock. This prospectus contains certain forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this prospectus. An investment in our common stock involves a high degree of risk and is suitable only for investors who can afford to lose their entire investment.

We face working capital shortfalls and have an urgent need for working capital. If we are unable to obtain sufficient working capital, we may face possible cessation of operations. Our auditors have expressed uncertainty regarding our ability to continue as a going concern.

     Patient Infosystems has never earned a profit and has depended upon the over $30 million that Patient Infosystems has raised to date through its initial public offering, private placements of its equity securities and debt, to fund its working capital requirements. Patient Infosystems incurred an operating loss of approximately $0.6 million with a net loss of approximately $3.4 million for the year ended December 31, 2003 and had an approximate $2.8 million deficit in working capital and shareholders' equity of approximately $2 million at December 31, 2003. As of December 31, 2003, Patient Infosystems had total liabilities of $7,174,782 and a working capital deficit of $2,808,649. Since May 2003, Patient Infosystems' operation has been supported substantially by its operational cash flow. On December 31, 2003, Patient Infosystems acquired the assets of and assumed the liabilities for American Caresource Corporation and placed the operational assets and liabilities into a wholly-owned subsidiary, American Caresource Holdings, Inc. ("ACS"). It is anticipated that ACS will require significant additional working capital until it can fund its operational needs from operational cash flow, if at all. Existing working capital will last no more than a few months, and Patient Infosystems anticipates that it will be required to raise at least an additional $2 million in 2004 to sustain the operation of ACS. As with any forward-looking projection, no assurances can be given concerning the outcome of Patient Infosystems' actual financial status given the substantial uncertainties that exist. There can be no assurances that Patient Infosystems can raise either the required working capital through the sale of its securities or that Patient Infosystems can borrow the additional amounts needed. If it is unable to identify additional sources of capital, Patient Infosystems will likely be forced to curtail its operations or the operations of ACS. As a result of the above, the Auditors' Report on Patient Infosystems' consolidated financial statements includes an emphasis paragraph indicating that Patient Infosystems' recurring losses from operations and negative working capital raise substantial doubt about its ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ACS' has a history of operating losses.

     ACS has incurred losses in each of the past four years and has not, since its inception, operated profitability. There can be no assurance that the acquisition of ACS will result in an increase in revenue or cash flows of Patient Infosystems.

     ACS has received written notification of the termination of contractual relations from Pinnacol Assurance and two of its other customers which in the aggregate accounted for over 56% of ACS' revenues during the fiscal year ended December 31, 2003. The termination of these contracts will result in a significant reduction of ACS' revenues. Although a variety of reasons may be provided for the termination of each of the customer agreements, the termination of such an extensive amount of customer business may reflect a substantial level of customer dissatisfaction with the services provided by ACS. Although Patient Infosystems believes that it can provide assistance to ACS and that in combination with Patient Infosystems, ACS will be able to provide better services, no assurance can be given that more customers will not terminate their relationships with ACS following the closing of the Acquisition. In addition, ACS generally does not have long-term contracts with its other customers. Significant declines in the level of use of ACS services by one or more of its remaining customers could have a material adverse effect on ACS' business and results of operations. Additionally, an adverse change in the financial condition of any of these customers, including an adverse change as a result of a change in governmental or private reimbursement programs, could have a material adverse effect on its business.

We have a history of operating losses and continued limited patient enrollment.

     Patient Infosystems has incurred losses in every quarter since its inception in February 1995. Patient Infosystems' ability to operate profitably is dependent upon its ability to develop and market its products in an economically successful manner. To date, Patient Infosystems has been unable to do so. No assurances can be given that Patient Infosystems will be able to generate revenues or ever operate profitably in the future.

     Patient Infosystems' prospects must be considered in light of the numerous risks, expenses, delays and difficulties frequently encountered in an industry characterized by intense competition, as well as the risks inherent in the development of new programs and the commercialization of new services particularly given its failure to date to operate profitably. There can be no assurance that Patient Infosystems will achieve recurring revenue or profitability on a consistent basis, if at all.

     Patient Infosystems currently has patients enrolled in its disease-specific programs. Through January 2004, an aggregate of approximately 775,000 persons have been enrolled in Patient Infosystems' programs. While Patient Infosystems has been able to enroll a sufficient number of patients to cover the cost of its programs, it still has not been able to generate sufficient operational margin to achieve a net profit.

Our customers are highly concentrated.

     During 2000, a significant customer ceased operation of services supplied by Patient Infosystems, which had a material adverse effect on the results of operations. As of December 31, 2003, Patient Infosystems now has more customers than it did at December 31, 2001 or 2002. While the customer base is more diverse, there is still a significant concentration of Patient Infosystems' business in a small number of customers, with several of Patient Infosystems' most significant contracts being with IHI, CBCA and CHA Health. Patient Infosystems expects that its sale of services will be concentrated in a small number of customers for the foreseeable future. Consequently, the loss of any one of its customers could have a material adverse effect on Patient Infosystems and its operations. There can be no assurance that customers will maintain their agreements with Patient Infosystems, enroll a sufficient number of patients in the programs developed by Patient Infosystems for Patient Infosystems to achieve or maintain profitability, or that customers will renew their contracts upon expiration, or on terms favorable to, Patient Infosystems.

     ACS' five largest customers (including its non-continuing customers) account for approximately 85% of its revenues. In addition, ACS does not have long-term contracts with its customers. The loss of one or more of these customers, or an adverse change in the financial condition of one or more of these customers, could have a material adverse effect on the business and results of operations of Patient Infosystems.

The raising of additional capital may dilute your ownership of our stock.

     As Patient Infosystems seeks additional financing or purchases, it is likely that it will issue a substantial number of additional shares that may be extremely dilutive to the current stockholders and require substantial and material charges to earnings which will impact the net loss attributable to the common shareholders. As a result, the value of outstanding shares of common stock could decline further.

We have no independent directors and will likely encounter difficulty in obtaining independent directors.

     The Board of Directors of Patient Infosystems now only consists of three persons. One director, Mr. Chaufournier, is also the Chief Executive Officer of Patient Infosystems. There are no independent directors. It is anticipated that it will be difficult to attract additional independent directors to join the Board of Directors. Patient Infosystems is seeking to identify additional persons who can serve as independent members of the Board of Directors and who may serve as members of its Audit Committee.

Our services agreements are generally terminable upon short notice.

     Patient Infosystems' current services agreements with its customers generally automatically renew and may be terminated by those customers without cause upon notice of between 30 and 90 days. In general, customer contracts may include significant performance criteria and implementation schedules for Patient Infosystems. Failure to satisfy such criteria or meet such schedules could result in termination of the agreements.

Our services incorporate a new concept which may not be widely accepted and we may encounter limitations on our commercialization strategy.

     In connection with the commercialization of Patient Infosystems' health information system, Patient Infosystems is marketing relatively new services designed to link patients, health care providers and payors in order to provide specialized disease management services for targeted chronic diseases. However, at this time, services of this type have not gained general acceptance from Patient Infosystems' customers. This is still perceived to be a new business concept in an industry characterized by an increasing number of market entrants who have introduced or are developing an array of new services. As is typical in the case of a new business concept, demand and market acceptance for newly introduced services are subject to a high level of uncertainty, and there can be no assurance as to the ultimate level of market acceptance for Patient Infosystems' system, especially in the health care industry, in which the containment of costs is emphasized. Because of the subjective nature of patient compliance, Patient Infosystems may be unable, for an extensive period of time, to develop a significant amount of data to demonstrate to potential customers the effectiveness of its services. Even after such time, no assurance can be given that Patient Infosystems' data and results will be convincing or determinative as to the success of its system. There can be no assurance that increased marketing efforts and the implementation of Patient Infosystems' strategies will result in market acceptance for its services or that a market for Patient Infosystems' services will develop or not be limited.

Our success depends upon the accuracy of information provided by patients.

     The ability of Patient Infosystems to monitor and modify patient behavior and to provide information to health care providers and payors, and consequently the success of Patient Infosystems' disease management system, is dependent upon the accuracy of information received from patients. Patient Infosystems has not taken and does not expect that it will take, specific measures to determine the accuracy of information provided to Patient Infosystems by patients regarding their medical histories. No assurance can be given that the information provided to Patient Infosystems by patients will be accurate. To the extent that patients have chosen not to comply with prescribed treatments, such patients might provide inaccurate information to avoid detection. Because of the subjective nature of medical treatment, it will be difficult for Patient Infosystems to validate or confirm any such information. In the event that patients enrolled in Patient Infosystems' programs provide inaccurate information to a significant degree, Patient Infosystems would be materially and adversely affected. Furthermore, there can be no assurance that patient interventions by Patient Infosystems will be successful in modifying patient behavior, improving patient health or reducing costs in any given case. Many potential customers may seek data from Patient Infosystems with respect to the results of its programs prior to retaining it to develop new disease management or other health information programs. Patient Infosystems' ability to market its system to new customers may be limited if it is unable to demonstrate successful results for its programs.

Our market is highly competitive. Competitive pressures may adversely affect our operating results.

     The market for health care  information  products and services is intensely competitive and we expect this competition to increase. Patient Infosystems competes with various companies in each of its disease target markets. Many of Patient Infosystems' competitors have significantly greater financial, technical, product development and marketing resources than Patient Infosystems. Furthermore, other major information, pharmaceutical and health care companies not presently offering disease management or other health care information services may enter the markets in which Patient Infosystems intends to compete. In addition, with sufficient financial and other resources, many of these competitors may provide services similar to those of Patient Infosystems without substantial barriers. Patient Infosystems does not possess any patents with respect to its integrated information capture and delivery system.

     Patient Infosystems' competitors include specialty health care companies, health care information system and software vendors, health care management organizations, pharmaceutical companies and other service companies within the health care industry. Many of these competitors have substantial installed customer bases in the health care industry and the ability to fund significant product development and acquisition efforts. Patient Infosystems also competes against other companies that provide statistical and data management services, including clinical trial services to pharmaceutical companies.

     Patient Infosystems believes that the principal competitive factors in its market are the ability to link patients, health care providers and payors, and provide the relevant health care information at an acceptable cost. In addition, Patient Infosystems believes that the ability to anticipate changes in the health care industry and identify current needs are important competitive factors. There can be no assurance that competitive pressures will not have a material adverse effect on Patient Infosystems.

Our quarterly operating results have been, and may continue to be, volatile.

     Patient Infosystems' results of operations have fluctuated significantly from quarter to quarter as a result of a number of factors, including the volume and timing of sales and the rate at which customers implement disease management and other health information programs within their patient populations. Accordingly, Patient Infosystems' future operating results are likely to be subject to variability from quarter to quarter and could be adversely affected in any particular quarter.

We are dependent upon data processing capabilities and telecommunications.

     The business of Patient Infosystems is dependent upon its ability to store, retrieve, process and manage data and to maintain and upgrade its data processing capabilities. Interruption of data processing capabilities for any extended length of time, loss of stored data, programming errors, other computer problems or interruptions of telephone service could have a material adverse effect on the business of Patient Infosystems.

We may have difficulty integrating the business of ACS with existing operations.

     The acquisition of ACS will involve the integration of a company that has previously operated in an entirely different business than that of Patient Infosystems. Patient Infosystems cannot assure you that the integration of Patient Infosystems with ACS will be successfully completed without encountering difficulties or experiencing the loss of key Patient Infosystems or ACS employees, customers or suppliers, or that the benefits from such integration will be realized. In addition, Patient Infosystems cannot assure you that the management teams of ACS and Patient Infosystems will be able to successfully work with each other.

We are subject to extensive government regulation.

     The health care industry, including the current business of Patient Infosystems and the expanded operations of Patient Infosystems, including the business of ACS, is subject to extensive regulation by both the Federal and state governments. A number of states have extensive licensing and other regulatory requirements applicable to companies that provide health care services. Additionally, services provided to health benefit plans in certain cases are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and may be affected by other state and Federal statutes. Generally, state laws prohibit the practice of medicine and nursing without a license. Many states interpret the practice of nursing to include health teaching, health counseling, the provision of care supportive to, or restorative of, life and well being and the execution of medical regimens prescribed by a physician. Accordingly, to the extent that Patient Infosystems assists providers in improving patient compliance by publishing educational materials or providing behavior modification training to patients, such activities could be deemed by a state to be the practice of medicine or nursing. Although Patient Infosystems has not conducted a survey of the applicable law in all 50 states, it believes that it is not engaged in the practice of medicine or nursing. There can be no assurance, however, that Patient Infosystems' operations will not be challenged as constituting the unlicensed practice of medicine or nursing. If such a challenge were made successfully in any state, Patient Infosystems could be subject to civil and criminal penalties under such state's law and could be required to restructure its contractual arrangements in that state. Such results or the inability to successfully restructure its contractual arrangements could have a material adverse effect on Patient Infosystems.

     Patient Infosystems is subject to state laws governing the confidentiality of patient information. A variety of statutes and regulations exist to safeguard privacy and regulating the disclosure and use of medical information. State constitutions may provide privacy rights and states may provide private causes of action for violations of an individual's "expectation of privacy." Tort liability may result from unauthorized access and breaches of patient confidence. Patient Infosystems intends to comply with state law and regulations governing medical information privacy.

     In addition, on August 21, 1996 Congress passed the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), P.L. 104-191. This legislation required the Secretary of the Department of Health and Human Services to adopt national standards for electronic health transactions and the data elements used in such transactions. The Secretary is required to adopt safeguards to ensure the integrity and confidentiality of such health information. Violation of the standards is punishable by fines and, in the case of negligent or intentional disclosure of individually identifiable health information, imprisonment. The Secretary has promulgated final rules addressing the standards, however, the implementation time line extends into 2003 and beyond. Although Patient Infosystems intends to comply with all applicable laws and regulations regarding medical information privacy, failure to do so could have an adverse effect on Patient Infosystems' business.

     Patient Infosystems and its customers may be subject to Federal and state laws and regulations that govern financial and other arrangements among health care providers. These laws prohibit certain fee splitting arrangements among health care providers, as well as direct and indirect payments, referrals or other financial arrangements that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. Possible sanctions for violation of these restrictions include civil and criminal penalties. Specifically, HIPAA increased the amount of civil monetary penalties from $2,000 to $10,000. Criminal penalties range from misdemeanors, which carry fines of not more than $10,000 or imprisonment for not more than one year, or both, to felonies, which carry fines of not more than $25,000 or imprisonment for not more than five years, or both. Further, criminal violations may result in permanent mandatory exclusions and additional permissive exclusions from participation in Medicare and Medicaid programs.

     Furthermore, Patient Infosystems and its customers may be subject to federal and state laws and regulations governing the submission of false healthcare claims to the government and private payers. Possible sanctions for violations of these laws and regulations include minimum civil penalties between $5,000-$10,000 for each false claim and treble damages.

     Regulation in the health care field is constantly evolving. Patient Infosystems is unable to predict what government regulations, if any, affecting its business may be promulgated in the future. Patient Infosystems' business could be adversely affected by the failure to obtain required licenses and governmental approvals, comply with applicable regulations or comply with existing or future laws, rules or regulations or their interpretations.

We may be adversely affected by significant changes in the health care industry.

     The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care industry participants. Several lawmakers have announced that they intend to propose programs to reform the U.S. health care system. These programs may contain proposals to increase governmental involvement in health care, lower reimbursement rates and otherwise change the operating environment for Patient Infosystems and its targeted customers. Health care industry participants may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring certain expenditures, including those for Patient Infosystems' programs. Patient Infosystems cannot predict what impact, if any, such changes in the health care industry might have on its business, financial condition and results of operations. In addition, many health care providers are consolidating to create larger health care delivery enterprises with greater regional market power. As a result, the remaining enterprises could have greater bargaining power, which may lead to price erosion of Patient Infosystems' programs. The failure of Patient Infosystems to maintain adequate price levels could have a material adverse effect on its business.

We are dependent on our customers for marketing and patient enrollment.

     Patient Infosystems has limited financial, personnel and other resources to undertake extensive marketing activities. One element of Patient Infosystems' marketing strategy involves marketing specialized disease management programs to pharmaceutical companies and managed care organizations, with the intent that those customers will market the program to parties responsible for the payment of health care costs, who will enroll patients in the programs. Accordingly, Patient Infosystems, will to a degree, be dependent upon its customers, over whom it has no control, for the marketing and implementation of its programs and for the receipt of valid patient information. The timing and extent of patient enrollment is completely within the control of Patient Infosystems' customers. Patient Infosystems has faced difficulty in receiving reliable patient information from certain customers, which has hampered its ability to complete certain of its projects. To the extent that an adequate number of patients are not enrolled in the program, or enrollment of initial patients by a customer is delayed for any reason, Patient Infosystems' revenue may be insufficient to support its activities.

We are controlled by our executive officers, directors and significant stockholders.

     The executive officers, directors and certain stockholders of Patient Infosystems who beneficially own in the aggregate approximately 87.5% of the outstanding common stock control Patient Infosystems. As a result of such ownership, these stockholders, in the event they act in concert, will have control over the management policies of Patient Infosystems and all matters requiring approval by the stockholders of Patient Infosystems, including the election of directors.

We face potential medical liability claims. We may not have sufficient insurance to cover such claims.

     Patient Infosystems will provide information to health care providers and managed care organizations upon which determinations affecting medical care will be made. As a result, it could share in potential liabilities for resulting adverse medical consequences to patients. In addition, Patient Infosystems could have potential legal liability in the event it fails to record or disseminate correctly patient information. Patient Infosystems maintains an errors and omissions insurance policy with coverage of $5 million in the aggregate and per occurrence. Although Patient Infosystems does not believe that it will directly engage in the practice of medicine or direct delivery of medical services and has not been a party to any such litigation, it maintains a professional liability policy with coverage of $5 million in the aggregate and per occurrence. There can be no assurance that Patient Infosystems' procedures for limiting liability have been or will be effective, that Patient Infosystems will not be subject to litigation that may adversely affect Patient Infosystems' results of operations, that appropriate insurance will be available to it in the future at acceptable cost or at all or that any insurance maintained by Patient Infosystems will cover, as to scope or amount, any claims that may be made against Patient Infosystems.

Any inability to adequately protect our intellectual property could harm our competitive position.

     Patient Infosystems considers its methodologies, processes and know-how to be proprietary. Patient Infosystems seeks to protect its proprietary information through confidentiality agreements with its employees. Patient Infosystems' policy is to have employees enter into confidentiality agreements that contain provisions prohibiting the disclosure of confidential information to anyone outside Patient Infosystems. In addition, the policy requires employees to acknowledge, and, if requested, assist in confirming Patient Infosystems' ownership of any new ideas, developments, discoveries or inventions conceived during employment, and requires assignment to Patient Infosystems of proprietary rights to such matters that are related to Patient Infosystems' business.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains many forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future operating results or of our financial condition or state other "forward-looking" information.

     We believe in the importance of communicating our future expectations to our investors. However, we may be unable to accurately predict or control events in the future. The factors listed in the sections captioned "Risk Factors" and "Management's Discussion and Analysis or Plan of Operations," as well as any other cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

                              SELLING STOCKHOLDERS

     This prospectus relates to the reoffer and resale of shares issued or that may be issued to the selling stockholders under our Stock Option Plan or upon exercise of an outstanding warrant to purchase 50,000 shares of our common stock. This prospectus also relates to such indeterminate number of additional shares of our common stock that may be acquired by the selling stockholders as a result of the anti-dilution provisions of the Plan. There can be no assurance that the selling stockholders will sell any or all of such shares. All of the selling stockholders are officers, directors, employees or consultants of our company.

     The following table sets forth (i) the number of shares of our common stock beneficially owned by each selling stockholder as of the date of this prospectus, (ii) the number of shares of our common stock to be offered for resale by each selling stockholder and (iii) the number and percentage of shares of our common stock that each selling stockholder will beneficially own after completion of this offering, assuming that all shares that may be offered for resale are sold. The number of shares offered for sale by each selling stockholder may be updated in, and additional individuals who receive shares issued or issuable under the Plan may be added as selling stockholders hereunder by, supplements and/or amendments to this prospectus, which will be field with the Securities and Exchange Commission ("SEC") in accordance with Rule 424(b) of the Securities Act.

           Shares of Shares Being
                Common Stock                             Shares          Ownership
                Beneficially        Offered Under   Beneficially Owned  Percent After
    Name            Owned          This Prospectus  After the Offering  the Offering
-----------    ----------------    ---------------  ------------------ ----------------
Mark Bodnar        42,927               50,000            42,927        Less than 1%

                              Plan Of Distribution

     The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell any or all of the shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Our common stock currently trades on the OTC Bulletin Board. Any sales by the selling stockholders may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

                                  LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon by McCarter & English, LLP.

                                     EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt about Patient Infosystem's ability to continue as a going concern), which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of American Caresource Corporation have been audited by McGladrey & Pullen LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion). We have incorporated by reference such financial statements included in our Current Report on Form 8-K/A dated March 15, 2004 in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This prospectus incorporates by reference important business and financial information about us that is not otherwise included in this prospectus. The following documents filed by us with the SEC are incorporated by reference in this prospectus and shall be deemed to be a part of this prospectus:

     (a) Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed on March 30, 2004, as amended by the Form 10-KSB/A filed on April 29, 2004;

     (b) Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004, filed on May 17, 2004;

     (c) Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004, filed on August 16, 2004;

     (d)  Current Report on Form 8-K filed on January 9, 2004;

     (e) Current Report on Form 8-K filed on January 15, 2004, as amended by the Current Report on Form 8-K/A filed on March 15, 2004;

     (f)  Current Report on Form 8-K filed on April 28, 2004;

     (g)  Current Report on Form 8-K filed on September 1, 2004;

     (h) Current Report on Form 8-K filed on September 24, 2004, as amended by the Current Report on Form 8-K/A filed on October 7, 2004; and

     (i) The description of the Registrant's common stock contained in its Current Report on Form 8-K filed on October 7, 2004.

     Information  in Current  Reports on Form 8-K  furnished  under Item 2.02 or
Item 7.01 of Form 8-K (or under Item 9 or Item 12 prior to August 23, 2004) is not incorporated herein by reference.

     All documents and reports filed by us with the SEC (other than Current Reports on Form 8-K furnished pursuant to Item 9 or Item 12 of Form 8-K, unless otherwise indicated therein) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of this offering shall be deemed incorporated by reference in this prospectus and shall be deemed to be a part of this prospectus from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document or report that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this prospectus.

     Requests for such documents should be addressed in writing or by telephone to:

                  Investor Relations
                  Patient Infosystems, Inc.
                  46 Prince Street
                  Rochester, New York 14607
                  (585) 242-7200

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC, a Registration Statement on Form S-8 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Additionally, we file annual, quarterly and current reports, proxy statements and other documents with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's Web site is http://www.sec.gov.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The following documents have been filed by the Registrant with the Securities and Exchange Commission (the "Commission") and are incorporated herein by reference (Commission File No. 000-22319):

     (a) Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed on March 30, 2004, as amended by the Form 10-KSB/A filed on April 29, 2004;

     (b) Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004, filed on May 17, 2004;

     (c) Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004, filed on August 16, 2004;

     (d)  Current Report on Form 8-K filed on January 9, 2004;

     (e) Current Report on Form 8-K filed on January 15, 2004, as amended by the Current Report on Form 8-K/A filed on March 15, 2004;

     (f)  Current Report on Form 8-K filed on April 28, 2004;

     (g)  Current Report on Form 8-K filed on September 1, 2004;

     (h) Current Report on Form 8-K filed on September 24, 2004, as amended by the Current Report on Form 8-K/A filed on October 7, 2004; and

     (i) The description of the Registrant's common stock contained in its Current Report on Form 8-K filed on October 7, 2004.

     Information  in Current  Reports on Form 8-K  furnished  under Item 2.02 or
Item 7.01 of Form 8-K (or under Item 9 or Item 12 prior to August 23, 2004) is not incorporated herein by reference.

     All documents filed after the date hereof by the Registrant with the Commission (other than Current Reports on Form 8-K furnished pursuant to Item
2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from their respective dates of filing; provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the Commission of the Registrant's Annual Report on Form 10-KSB covering such year shall not be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-KSB.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interest of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

     The registrant's certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of Delaware. In addition, registrant's certificate of incorporation includes provisions to indemnify its officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against those persons by reason of serving or having served as officers, directors or in other capacities to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware.

     The registrant's bylaws provide the power to indemnify its officers, directors, employees and agents or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Delaware law.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 9.  Undertakings.

     (A)  The undersigned registrant hereby undertakes:

          (1) To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii)To include  any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
          Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 8.  Exhibits.

     The Exhibits required to be filed as part of this Registration Statement are listed in the attached Exhibit Index.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on this 5th day of November, 2004.


                                           PATIENT INFOSYSTEMS, INC.

                                    By:  /s/ Roger Louis Chaufournier
                                         Roger Louis Chaufournier
                                         President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                     Title                                 Date
   /s/ Roger Louis Chaufournier               Director, President and Chief         November 5, 2004
------------------------------------
Roger Louis Chaufournier                      Executive Officer
                                              (Principal Executive Officer)
         *                                    Vice President Financial Planning     November 5, 2004
------------------------------------
Kent A. Tapper                                (Principal Financial and Accounting
                                              Officer)
         *                                    Chairman of the Board                 November 5, 2004
------------------------------------
Derace L. Schaffer, M.D.

         *                                    Director                              November 5, 2004
------------------------------------
John Pappajohn

* By:  /s/ Roger Louis Chaufournier
       Roger Louis Chaufournier
       Attorney-in-Fact

                                  EXHIBIT INDEX


  No.                Description                                Method of Filing

  4.1  Patient Infosystems, Inc. Stock Option Plan,    Incorporated by reference to Exhibit 4.1
       as amended                                      of the Registrant's Annual Report on
                                                       Form 10-KSB filed March 30, 2004.

  4.2  Certificate of Incorporation, as amended        Incorporated by reference to Exhibit 3.1
                                                       of the Registrant's Registration
                                                       Statement on Form S-1 (File No.
                                                       333-07643) filed on July 3, 1996 and the
                                                       Registrant's Annual Report on Form
                                                       10-KSB filed on March 30, 2004.

  4.3  By-Laws                                         Incorporated by reference to Exhibit 3.3
                                                       to the Registrant's Registration
                                                       Statement on Form S-1 (File No.
                                                       333-07643) filed on July 3, 1996.

  5.1  Opinion of McCarter & English, LLP              Filed with this Registration Statement.

  23.1 Consent of Deloitte & Touche LLP                Filed with this Registration Statement.

  23.2 Consent of McGladrey & Pullen, LLP              Filed with this Registration Statement.

  23.3 Consent of BDO Seidman, LLP                     Filed with this Registration Statement.

  23.4 Consent of McCarter & English, LLP              Included in Exhibit 5.1.

  24.1 Powers of Attorney                              Included on the signature page of
                                                       this Registration Statement